Exhibit 10.36

First Certificate of Amendment to
ArTara Therapeutics, Inc. Inducement Plan

Protara Therapeutics, Inc., formerly known as ArTara Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

First: Pursuant to the Charter of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, the Committee is authorized to adopt stock option plans and incentive plans and to amend the same.

Second: The Committee approved the ArTara Therapeutics, Inc. Inducement Plan (the “Inducement Plan”) on March 26, 2020.

Third: The Committee adopted resolutions amending the Inducement Plan as follows:

Section 3(a) of the Inducement Plan shall be amended and restated in its entirety to read as follows:

“(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date shall not exceed 1,200,000 Shares. Shares may be issued under the terms of this Plan in connection with a merger or acquisition as permitted by Nasdaq Marketplace Rule 5635(c)(3) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.”

In witness whereof, this First Certificate of Amendment has been executed by a duly authorized officer of the Company as of March 3, 2025.

Protara Therapeutics, Inc.

By:	/s/ Jesse Shefferman
Name:	Jesse Shefferman
Title:	Chief Executive Officer